Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of Berkshire Realty Company, Inc. and Subsidiaries on Forms S-3 (File Numbers 333-29831, 333-32565, 333-34201, 333-41525, 333-44567, 333-48575, 333-50193, and
333-64631) and Forms S-8 (File Numbers 333-03997 and 333-58399) of our report dated January 25, 1999, except for Note W, for which the date is March 5, 1999, on our audits of the consolidated financial statements and financial statement schedule of Berkshire Realty Company, Inc. and Subsidiaries as of December 31, 1998 and 1997, and for the three years in the period ended December 31, 1998, which is included in this Annual Report on Form 10-K.


/s/ PricewaterhouseCoopers LLP
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    Boston, Massachusetts
    March 19, 1999